Exhibit 99.2

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos to Present at BIO 2006 Convention

ISELIN, N.J., April 6, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today that it will present at the BIO 2006 Chicago Annual International Convention on Monday, April 10, 2006 at 5:15 PM CT at the McCormick Place Convention Center in Chicago. Alan Rubino, President & COO, will provide an update on the Company’s business and product pipeline including its recent announcement of its intention to acquire Vela Pharmaceuticals, Inc.

According to the Biotechnology Industry Organization (BIO), the 2006 convention is expected to draw 18,000 CEOs, researchers, policymakers, journalists, and venture capitalists for three days of networking and learning. BIO 2006 will feature more than 180 educational sessions and workshops on finance, partnering, R&D, science and policy. BIO represents more than 1,100 biotechnology companies, academic institutions, state biotechnology centers and related organizations across the United States and 31 other nations. BIO members are involved in the research and development of health-care, agricultural, industrial and environmental biotechnology products.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications, including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase 2 testing in pain indications during 2006. Other compounds from Pharmos’s proprietary synthetic cannabinoid library are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, and other disorders.

About Vela Pharmaceuticals Inc.

Based in Ewing, New Jersey, Vela Pharmaceuticals Inc. is a privately held company specializing in the “re-discovery” and continued development of medicines related to the nervous system, including the brain-gut axis. Investors include New Enterprise Associates, JP Morgan Partners, and Venrock Associates.

Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing, and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results. Pharmos and Vela undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Pharmos’ and Vela’s businesses.

Contacts:

Pharmos U.S.:

Gale Smith

(732) 452-9556

The Ruth Group, Inc.:

John Quirk (investors)

(646) 536-7029

Janine McCargo (media)

(646) 536 7033

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